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                                                                  Exhibit (j)(2)


                        Consent of Independent Auditors





The Board of Directors and Shareholders
Pilgrim Emerging Markets Fund, Inc.:


We consent to the use of our report dated February 8, 2002 on the statement of assets and liabilities, including the portfolio of investments, of Pilgrim Emerging Markets Fund as of December 31, 2001, and the related statement of operations, statements of changes in net assets, and financial highlights for each of the years or periods presented, incorporated by reference in Post-Effective Amendment No. 11, to Registration Statement (No. 33-73520) on Form N-1A under the Securities Act of 1933.

We also consent to the reference to our firm under the headings, "Financial Highlights" in the prospectus and "Counsel and Independent Auditors" in the statement of additional information.


                                          /s/  KPMG LLP


Los Angeles, California
April 17, 2002